SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20045


                            AMENDMENT NO. 2
                                   to
                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                   Date of Report:  (date of earliest
                   event reported):  October 1, 1997

                        DADE INTERNATIONAL INC.

         (Exact name of registrant as specified in its charter)

     Delaware              333-13523                 36-3949533
(State or other    (Commission File Number)        (IRS Employer
jurisdiction of                                 Identification No.)
incorporation)


1717 Deerfield Road, Deerfield, Illinois            60015-0778
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:  (847) 267-5300

Item 5.Other Events.

On October 31, 1997 Scott T. Garrett resigned from his position as President, Chief Executive Officer and Chairman of the Company. He continues as a Director. On October 31, 1997 Steve W. Barnes was elected President and Chief Executive Officer of the Company.

Item 7.  Financial Statement, Pro Forma Financial Information and
Exhibits.

On October 20, 1997, the Company filed a Current Report on Form 8-K to report the Closing under an Agreement and Plan of Combination pursuant to which the following worldwide human in vitro diagnostics products and services business ("Behring") of Hoechst AG and certain of its affiliates combined with and into the business of the Company. On December 16, 1997, the Company filed Amendment No. 1 to Current Report on Form 8-K, filed on Form 8-K/A, to file additional financial statements and file the pro forma financial information required by Item 7(b). The purpose of this Amendment No. 2 to Current Report on Form 8-K, filed on Form 8-K/A, is to correct typographical errors contained within the pro forma financial information filed with Amendment No. 1.

(a)  Financial  Statements of Business Acquired

     See "Index to Financial Statements and Schedules" on page F-1 hereof for the historical financial information of Behring
     Diagnostics GmbH for the fiscal years ended, and as of, December 31, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997. The nine month information was not available at the time of filing the Form 8-K to which this Amendment relates.

(b)  Pro Forma Financial Information

     See "Index to Financial Statements and Schedules" on page F-1 hereof for the Unaudited Proforma Consolidated Balance sheet as of September 30, 1997, Unaudited Pro forma Consolidated Statement of Income Before Extraordinary Items and Minority Interest of the Company for the Year ended December 31, 1996 and the Unaudited Pro forma Consolidated Statement of Income Before Cumulative Effect of Change in Accounting Principle of the Company for the nine months ended September 30, 1997.

(c)  Exhibits.

     2.1 Agreement and Plan of Combination by and between Diagnostics Holdings, Inc. and Hoechst AG dated as of June 24, 1997 as supplemented on September 29, 1997 and September 30, 1997 (incorporated by reference to the Company's Current Report on Form 8-K filed October 20, 1997.)

               Index to Financial Statements and Schedules

           Dade International Inc.                              Page

Unaudited Pro Forma Consolidated Balance Sheet as of
September 30, 1997                                              F-3

Unaudited Pro Forma Consolidated Statement of
Income Before Cumulative Effect of a Change in Accounting
Principle for the nine months ended September 30, 1997          F-6

Unaudited Pro Forma Consolidated Statement of Income Before
Extraordinary Items and Minority Interest for the year
ended December 31, 1996                                         F-9


      Behring Diagnostics GmbH and Subsidiaries              Schedule

Combined Balance Sheets, Statements of Operations
and Cash Flows as of and for the nine months ended
September 30, 1996 and 1997                                       1

Unaudited Combined Balance Sheets, Statements of
Operations and Cash Flows as of and for the years
ended December 31, 1995 and 1996                                  2

               UNAUDITED PRO FORMA FINANCIAL DATA

The Unaudited Pro Forma Consolidated Statement of Income Before Extraordinary Items and Minority Interest for the year ended December 31, 1996 and the Unaudited Pro Forma Consolidated Statement of Income Before Cumulative Effect of a Change in Accounting Principle for the nine months ended September 30, 1997 give pro forma effect to the Behring Acquisition as if it had occurred on January 1, 1996 and January 1, 1997, respectively. The unaudited pro forma financial data are based on the historical consolidated financial statements of the Company and Behring and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Income Before Extraordinary Items and Minority Interest and Income Before Cumulative Effect of a Change in Accounting Principle: (i) do not purport to represent what the Company's results of operations actually would have been if the Behring Acquisition had occurred on the dates indicated or what such results will be for any future periods and (ii) exclude the impact of certain non-recurring charges directly related to the Behring Acquisition.

The following Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1997 reflects the preliminary allocation of purchase price to the tangible and intangible assets and liabilities of the Behring Acquisition. The final allocation of purchase price and the resulting depreciation and amortization expense will likely differ from the preliminary estimates in the accompanying unaudited pro forma statements of income upon final determination of the Behring Acquisition purchase allocation.

The Unaudited Pro Forma Consolidated Statements of Income Before Extraordinary Items and Minority Interest and Income Before Cumulative Effect of a Change in Accounting Principle referred to above do not reflect the following charges which the Company expects to incur within the next 12 months: (i) approximately $105.0 million of restructuring and other expenses expected to be incurred by the Company following consummation of the Behring Acquisition; (ii) a non-cash, non-recurring increase in cost of goods sold of $160.9 million, based upon the estimated write-up of acquired inventory to fair market value (iii) a non-cash, non-recurring charge of $61.2 million to research and development expenses related to the write-off of the fair market value of acquired in-process research and development projects in connection with the Behring Acquisition which have no future alternative use.

Effective January 1, 1997, Behring changed its accounting policy for instrument refurbishment costs to capitalize and amortize such costs over a thirty-six month period rather than expensing such costs immediately. This change in accounting principle resulted in a cumulative effect of $3.9 million net of tax benefit recorded as of January 1, 1997.

Effective May 1, 1996, the Company acquired the in vitro diagnostic business of E.I. Du Pont Nemours and Company (the "Chemistry Acquisition"). In connection with the Chemistry Acquisition the Company recognized the following as extraordinary items: the write-off of $18.1 million ($11.4 million net of tax) of deferred financing fees in connection with the refinancing of existing debt; and the payment of a $21.6 million ($13.6 million net of tax) tender premium associated with the purchase of its 13% Senior Subordinated Notes due 2006.

Certain balances in the Behring historical financial data have been reclassified to conform with the Company's historical financial statements.

The unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable, including those related to cost savings arising from the Company's integration plans, which the Company believes are both factually supportable and directly attributable to the Behring Acquisition. Such unaudited pro forma financial data should be read in conjunction with the financial statements of the Dade and Behring and the accompanying notes thereto.

                              DADE INTERNATIONAL INC.
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 September 30, 1997
                               (dollars in millions)

                                                          Historical
                                                                                                           Company
                                                Dade        Behring      Combined       Adjustments       Pro Forma

Assets
Current assets:
 Cash and cash equivalents                    $    6.5     $   10.9     $    17.4                         $   17.4
 Accounts receivable, net                        173.7        286.1         459.8     (158.0) (1) (2)        301.8
 Inventories                                     165.5        132.8         298.3      160.9  (3)            459.2
 Prepaid expenses and other current assets         8.4         18.9          27.3                             27.3
 Deferred income taxes                            45.7          4.8          50.5                             50.5
Total  current assets                            399.8        453.5         853.3        2.9                 856.2

Property, plant and equipment, net               177.4        181.6         359.0      (88.6) (4)            270.4
Debt issuance costs, net                          38.5                       38.5                             38.5
Goodwill, net                                    137.1         79.3         216.4      (79.3) (5)            137.1
Patents and trademarks, net                       27.6         24.6          52.2      (18.1) (4)             34.1
Deferred income taxes                            167.2                      167.2       36.3  (6)            203.5
Prepaid pension asset                             26.1                       26.1                             26.1
In-process research and development                                                     61.2  (7)             61.2
Other assets                                      25.5         11.8          37.3       (5.6) (4)             31.7

Total Assets                                 $   999.2     $  750.8     $ 1,750.0     $(91.2)            $ 1,658.8

Liabilities and Owners' Equity (Deficit)

Current liabilities:
 Current portion of long-term debt           $     4.1                  $     4.1                        $     4.1
 Short-term debt                                  18.8         39.1          57.9                             57.9
 Accounts payable                                 47.5         61.6         109.1      (44.3) (1)             64.8
 Accrued liabilities                             129.3        102.3         231.6      (23.4) (1) (8)        208.2
Total current liabilities                        199.7        203.0         402.7      (67.7)                335.0

Long-term debt, less current portion             453.0                      453.0                            453.0
Senior subordinated notes                        350.0                      350.0                            350.0
Restructuring liabilities                                                               98.6  (9)             98.6
Minority interest                                               3.8           3.8                              3.8
Other liabilities                                 24.5         22.7          47.2        7.7  (10)            54.9
Total liabilities                              1,027.2        229.5       1,256.7       38.6               1,295.3

Owners' Equity (Deficit)                         (28.0)       521.3         493.3     (129.8) (11)           363.5

Total Liabilities and Owners'                 $  999.2     $  750.8      $1,750.0    $ (91.2)             $1,658.8
 Equity (Deficit)

                         See accompanying notes.

                         DADE INTERNATIONAL INC.
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                           September 30, 1997
                         (dollars in millions)


The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the following unaudited pro forma adjustments:

(1) Represents items excluded by the contract terms of the Behring Acquisition as follows:

        Accounts receivable, primarily related parties           $138.0
        Accounts payable, primarily related parties                44.3
        Accrued liabilities, primarily restructuring reserves      25.7

(2) Represents the preliminary adjustment of bad debt reserves of $20.0 to reflect Behring's trade receivables at fair market value for purchase accounting.

(3) Represents the estimated write-up to fair market value of $160.9 of Behring's inventory in connection with the preliminary purchase price allocation. This write-up will be charged to costs of goods sold during the three months ended December 31, 1997. This one-time charge has not been reflected in the accompanying pro forma Statements of Income Before Extraordinary Items and Minority Interest and Income Before Cumulative Effect of a Change in Accounting Principle due to its non-recurring nature.

(4) Represents the pro rata write-down in value of non-current assets as a result of the Company's preliminary application of purchase accounting whereby the excess of the fair market value over the purchase price was allocated as a reduction to the fair market value of non-current assets.

(5) Represents the write-off of Behring historical goodwill through the application of purchase accounting.

(6) Represents the preliminary establishment of deferred taxes for temporary differences of assets and liabilities through the application of SFAS No 109, "Accounting for Income Taxes".

(7) Represents the estimated allocation of purchase price to acquired in-process research and development projects which have no alternative future use or separable economic value to the Company. This amount was immediately written-off upon consummation of the Behring Acquisition and has not been reflected in the accompanying pro forma Statements of Income Before Extraordinary Items and Minority Interest and Income Before Cumulative Effect of a Change in Accounting Principle due to its non-recurring nature.

(8) Represents $2.3 of miscellaneous accrued liabilities to reflect Behring's liabilities at fair market value for purchase accounting.

(9) Represents preliminary restructuring reserves resulting from the Behring Acquisition as follows:

       Exit from San Jose administrative/research facility         $39.2
       Closure of and exit from Westwood manufacturing facility 13.8 Consolidation of worldwide marketing, sales, research and development and administrative functions and
         facilities                                                 45.6
       Total restructuring reserves                                $98.6

(10) Represents the estimated additional foreign pension plan liability assumed as a result of the Behring Acquisition.

(11) Represents the elimination of certain net assets not transferred and the pro rata write-down of non-current assets as a result of the application of purchase accounting.

                               DADE INTERNATIONAL INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME BEFORE
                CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE
                         Nine Months Ended September 30, 1997
                                (dollars in millions)

                                         Historical
                                                                                    Company's
                               Dade        Behring      Combined     Adjustments    Pro Forma
Net sales                     $612.2       $431.6       $1,043.8                    $1,043.8
Cost of sales                  307.4        173.6          481.0      (18.9) (3)       455.6
                                                                       (6.5) (4)

Gross profit                   304.8        258.0          562.8       25.4            588.2

Marketing and                  197.9        203.0  (1)     400.9       (2.1) (3)       370.0
  administrative expenses                                             (28.8) (4)
Research and development        34.7         48.5           83.2       (2.0) (4)        81.2
  expenses
Amortization expense             4.1         14.4           18.5       (7.7) (5)         5.9
                                                                       (4.9) (6)
Restructuring and other            -         11.0  (1)      11.0                        11.0
  related costs

Income (loss) from operations   68.1        (18.9) (1)      49.2       70.9            120.1
Interest expense, net          (66.0)        (6.7)         (72.7)                      (72.7)
Other income                    10.3  (2)       -           10.3                        10.3

Income (loss) before            12.4        (25.6) (1)     (13.2)      70.9             57.7
  income taxes
Income tax expense               4.6          0.9            5.5       17.6  (7)        23.1
Income before cumulative
  effect of a change
  in accounting principle       $7.8       ($26.5)        ($18.7)    $ 53.3          $  34.6

                               See accompanying notes.

                          DADE INTERNATIONAL, INC.
    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME BEFORE
            CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE
                    Nine Months Ended September 30, 1997
                            (dollars in millions)


The Unaudited Pro Forma Consolidated Statement of Income Before
Cumulative Effect of a Change in Accounting Principle gives effect to the following unaudited pro forma adjustments:

(1) Includes the impact for Behring of the following non-recurring adjustments recorded in the quarter ended September 30, 1997 in connection with the Behring Acquisition:

                                                       Increase
                                                      (Decrease)
     Marketing and Administrative Costs:
       Severance plan costs                              $8.4
       Employee retention bonuses                         2.5
       Adjustment of product liability reserve           (1.6)
       Adjustment of pension liability                   (0.9)
          Total Marketing and Administrative Costs        2.5

     Adjustment of Restructuring and Other               (0.9)
       Related Costs

            Total non-recurring adjustments              $3.6

(2) Includes for the Company a $9.5 non-recurring gain related to the settlement of a commercial dispute with a supplier.

(3) Represents the estimated reduction of Behring historical depreciation expense as a result of the Company's preliminary application of purchase accounting whereby the excess of the fair market value of the net assets acquired over the purchase price was allocated as a pro rata reduction to the fair market value of the property, plant and equipment acquired (assumed to be 90% cost of goods sold and 10% marketing administrative expense).

(4) Reflects the estimated recurring cost savings (net of required incremental expenditures) to the Company related to the Behring integration plan, which includes closure of the Westwood, Massachusetts manufacturing facility, exit of the San Jose administrative/research facility, consolidation of worldwide marketing, sales, research and development, logistics and administrative support functions and the elimination of duplicative international sales and distribution locations. The prorated effects of the estimated cost savings related to the above items are summarized as follows:

     Cost of goods sold:
        Wages and related personnel costs              $  3.9
        Facilities and related expenses                   2.6
           Total pro forma reduction in cost
           of goods sold                               $  6.5

     Marketing and administrative expenses:
        Wages and related personnel costs              $ 13.7
        Facilities and related expenses                  15.1
           Total pro forma reduction in
           marketing and administrative expenses       $ 28.8

     Research and development expenses:
        Wages and related personnel costs              $ 1.1
        Facilities and related expenses                   .9
           Total pro forma reduction in
           research and development expenses           $ 2.0

     Total pro forma reduction in Behring
     historical operating expenses                     $37.3

(5) Reflects the elimination of amortization related to Behring historical goodwill which was written-off through the application of purchase accounting. There was no goodwill recorded in conjunction with the Behring Acquisition.

(6) Reflects the estimated reduction of Behring historical amortization expense for intangible assets which have been written down through the application of purchase accounting.

(7) Reflects tax provision for pro forma adjustments required to yield an estimated effective income tax rate of 40% on pro forma income
     (loss) before income taxes.

                                DADE INTERNATIONAL INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME BEFORE
                       EXTRAORDINARY ITEMS AND MINORITY INTEREST
                              Year Ended December 31, 1996
                                  (dollars in millions)

                                                         Historical
                                                                                                                  Company
                                                 Dade         Behring        Combined        Adjustments          Pro Forma

Net Sales                                      $795.8         $653.6         $1,449.4                            $ 1,449.4
Cost of sales                                   444.1  (1)     192.9            637.0          (26.9)  (4)           601.4
                                                                                                (8.7)  (5)
Gross profit                                    351.7          460.7            812.4           35.6                 848.0

Marketing and administrative expenses           255.5          319.8            575.3           (3.0)  (4)           534.0
                                                                                               (38.3)  (5)
Research and development expenses               138.0  (2)      81.4            219.4           (2.7)  (5)           216.7
Amortization Expense                              3.3           21.0             24.3          (10.4)  (6)             6.1
                                                                                                (7.8)  (7)
Restructuring and other related costs           15.0   (3)       0.4             15.4                                 15.4

Income (loss) from operations                  (60.1)           38.1            (22.0)          97.8                  75.8
Interest expense, net                          (65.6)          (18.7)           (84.3)                               (84.3)
Other income (expense)                             -            (2.4)            (2.4)                                (2.4)

Income (loss) before income taxes             (125.7)           17.0           (108.7)          97.8                 (10.9)
Income tax expense (benefit)                   (45.4)           14.5            (30.9)          26.5  (8)             (4.4)

Income before extraordinary
  items and minority interest                 ($80.3)           $2.5           ($77.8)         $71.3                 ($6.5)

                            See accompanying notes.

                            DADE INTERNATIONAL, INC.
    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME BEFORE
                 EXTRAORDINARY ITEMS AND MINORITY INTEREST
                        Year Ended December 31, 1996
                            (dollars in millions)

The Unaudited Pro Forma Consolidated Statement of Income Before
Extraordinary Items and Minority Interest gives effect to the following unaudited pro forma adjustments:

(1) Includes the non-recurring impact in 1996 for $9.5 write-off of excess spare parts and $24.8 amortization of inventory step-up arising from the application of purchase accounting associated with the Chemistry Acquisition.

(2) Includes the non-recurring impact of the $98.1 write-off of in-process research and development projects which had no alternative future use arising from the application of purchase accounting for the Chemistry Acquisition.

(3) Reflects the non-recurring charge for restructuring activities related to the Chemistry Acquisition.

(4) Represents the estimated reduction of Behring historical depreciation expense as a result of the Company's preliminary application of purchase accounting whereby the excess of the fair market value of the net assets acquired over the purchase price was allocated as a reduction to the fair market value of the property, plant and equipment acquired (assumed to be 90% cost of goods sold and 10% marketing administrative expense).

(5) Reflects the estimated recurring cost savings (net of required incremental expenditures) to the Company related to the Behring integration plan, which includes closure of the Westwood, Massachusetts manufacturing facility, exit of the San Jose administrative/research facility, consolidation of worldwide marketing, sales, research and development, logistics and administrative support functions and the elimination of duplicative international sales and distribution locations. The effects of the estimated cost savings related to the above items are summarized as follows:

     Cost of goods sold:
        Wages and related personnel costs                     $  5.2
        Facilities and related expenses                          3.5
           Total pro forma reduction in cost of goods sold    $  8.7

     Marketing and administrative expenses:
        Wages and related personnel costs                     $ 18.2
        Facilities and related expenses                         20.1
           Total pro forma reduction in marketing
           and administrative expenses                        $ 38.3

     Research and development expenses:
        Wages and related personnel costs                     $  1.5
        Facilities and related expenses                          1.2
           Total pro forma reduction in research
           and development expenses                           $  2.7

     Total pro forma reduction in Behring
     historical operating expenses                            $ 49.7

(6) Reflects the elimination of amortization related to Behring historical goodwill which was written off through the application of purchase accounting.

(7) Reflects the estimated reduction of Behring historical amortization expense for intangible assets which have been written down through the application of purchase accounting.

(8) Reflects tax provision for pro forma adjustments required to yield an estimated effective income tax rate of 40% on pro forma income
     (loss) before income taxes.

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
                        COMBINED BALANCE SHEETS
                         (dollars in millions)

                                            September 30,  September 30,
                                                 1997           1996
                                              (Unaudited)    (Unaudited)
ASSETS
Current Assets
Cash and cash equivalents                        $10.9          $27.6
Trade accounts receivable, net of allowance
  for doubtful accounts of $8.2 and $9.3         148.1          189.2
Accounts receivable from owner                     5.3           40.8
Accounts receivable from related parties         132.7           10.1
Inventories, net (Note 7)                        132.8          147.8
Prepaid expenses and other assets                 18.9           20.4
Deferred tax asset                                 4.8            4.6

Total current assets                             453.5          440.5

Property, plant and equipment, net               181.6          203.0
Goodwill, net of accumulated amortization
  of $23.0 and $12.8                              79.3           89.5
Patents, licenses and know-how, net of
  accumulated amortization of $24.7 and $16.7     24.6           36.5
  of $22.8 and $12.2
Investments (Note 3)                              11.8            0.0

Total assets                                    $750.8         $769.5

LIABILITIES AND OWNER'S EQUITY
Current liabilities
Short term debt - related parties                 $0.0         $190.8
Short term debt - third parties                   39.1           26.0
Accounts payable trade                            17.3           26.2
Accounts payable to owner                          5.3           14.3
Accounts payable related parties                  39.0           95.3
Accrued expenses                                 101.3          107.3
Income taxes payable                               1.0           11.9

Total current liabilities                        203.0          471.8
Accrued pension cost                              22.7           26.2
Deferred tax liability                             0.0            4.4
Commitments and contingencies
Minority interest                                  3.8            5.5
Owner's Equity                                   521.3          261.6

Total Liabilities and Owner's Equity            $750.8         $769.5

The accompanying notes are an integral part of the combined financial statements.

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
                   COMBINED STATEMENTS OF CASH FLOWS
                          (dollars in millions)

                                       Nine Months Ended  Nine Months Ended
                                         September 30,      September 30,
                                              1997               1996
                                          (Unaudited)        (Unaudited)
Cash flows from operating activities:
Net income (loss)                           $(21.7)              $10.8
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
Depreciation                                   43.1               48.9
Amortization                                   14.5               16.0
Provision for losses on accounts              (2.3)                0.6
  receivable
Inventory valuation reserve provision           3.0             (15.5)
Minority interest                             (0.9)                0.1
Loss on disposal of fixed assets                0.0                0.4
Changes in balance sheet items:
  Accounts receivable                          46.8                9.2
  Inventories                                   2.7               12.8
  Prepaid expenses and other assets           (1.5)               10.2
  Accounts payable                           (46.1)               22.4
  Accrued expenses and other                 (14.0)             (47.1)
    liabilities
Net cash provided by operating                 23.6               68.8
  activities
Cash flows from investing activities:
Capital expenditures                         (59.4)             (61.7)
Proceeds from sale of fixed assets             8.4                6.1
Net cash used in investing activities        (51.0)             (55.6)
Cash flows from financing activities:
Net contribution from owner                  306.2              (33.9)
  (repayment to owner)
Capital contribution (Note 8)               (111.7)               0.0
Change in short term debt                   (164.8)              30.6
Net cash provided by financing                29.7               (3.3)
  activities
Effect of foreign exchange rate               (0.9)              (0.6)
  changes on cash
Net increase in cash and cash                  1.4                9.3
  equivalents
Cash and cash equivalents beginning            9.5               18.3
  of period
Cash and cash equivalents end of              10.9               27.6
  period

The accompanying notes are an integral part of the combined interim financial statements.

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
                   COMBINED STATEMENTS OF OPERATIONS
                         (dollars in millions)

                                       Nine Months Ended  Nine Months Ended
                                         September 30,      September 30,
                                              1997               1996
                                          (Unaudited)        (Unaudited)
Net Sales                                     $431.6             $501.6
Cost of Sales                                 (173.6)            (183.6)

Gross Profit                                   258.0              318.0

Operating income and expenses
Marketing and selling expenses                (137.8)            (173.7)
Research and development expenses              (48.5)             (51.5)
Other general and administrative               (59.3)             (39.2)
  expenses
Amortization:
   Goodwill                                     (7.7)              (7.8)
   Patents, licenses and know-how               (6.7)              (8.2)
Restructuring costs                            (11.0)               0.0
Other operating income                           7.7                6.4
Other operating expenses                       (13.6)              (8.3)

Income (loss) from operations                  (18.9)              35.7

Other Income (Expense)
Interest income                                  1.4                2.2
Interest expense                                (8.1)             (16.0)
                                                (6.7)             (13.8)

Income (loss) from operations before           (25.6)              21.9
  income taxes
Income tax (expense) benefit                    (0.9)             (11.0)

Income (loss) before cumulative
  effect of a change in accounting             (26.5)              10.9
  principle

Cumulative effect of a change in                 3.9                0.0
  accounting principle

Income (loss) before minority                  (22.6)              10.9
  interest
Minority Interest                               (0.9)               0.1

Net income (loss)                             $(21.7)             $10.8

The accompanying notes are an integral part of the combined interim financial statements.

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
             NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
                               UNAUDITED

(1) Organization and Basis of Presentation

On June 24, 1997 Hoechst AG ("Hoechst") and Diagnostics Holding Inc. ("Dade") entered into an agreement ("Combination Agreement") under which Dade acquired the diagnostic businesses of Hoechst as of October 1, 1997 ("closing date"). Subject to the terms and conditions set forth in the Combination Agreement Hoechst has the obligation to transfer assets, properties, rights and obligations including its shares in subsidiaries related to its diagnostics business (the "Company") to Behring Diagnostics GmbH ("BDG"), Hoechst Diagnostics Holding Corporation ("HDHC") or directly to Dade. Certain of Hoechst's diagnostic businesses were previously owned by Behringwerke AG a wholly owned subsidiary of Hoechst, which entered into a merger agreement with Hoechst in 1996. However, the businesses previously owned by Behringwerke AG were included in the combined financial statements for all periods presented. The merger became legally effective upon registration with the German commercial register as of July 31, 1997. At the closing date Hoechst will contribute all of its shares in BDG and HDHC as well as various other small subsidiaries to Dade in exchange for an equity interest in Dade.

The accompanying unaudited interim combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable for interim financial information. They reflect the "carved-out" financial position, results of operations and cash flows of the Company as if it had existed as a legal entity. These unaudited interim combined financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited combined financial statements and the notes for the years ended December 31, 1996 and 1995.

In the opinion of the management, the unaudited interim combined financial statements reflect all adjustments necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations expected for the full year.

The entities, assets and liabilities included in the carve out interim combined financial statements are:

    *BDG (Effective January 1, 1997 Behringwerke AG contributed assets and liabilities excluding buildings and real estate related to its diagnostics business to BDG; Hoechst transferred assets related to its diagnostics business with the exception of buildings and real estate effective September 30, 1997 to BDG. For purposes of the carve out combined financial statements such assets and liabilities have been treated as if they had been owned by the Company for all periods presented.)
    *Behring Diagnostics Inc., San Jose/USA including 100% of Behring
     Diagnostics Inc. Canada
    *Behring Diagnostica de Mexico S.A. de C.V., Mexico City/Mexico *Behring Diagnostics S.A., Rueil Malmaison/France (contributed from
     Behringwerke AG to BDG effective January 1, 1997)
    *Finber SpA, Italy (70%) including 100% of Istituto Behring SpA,
     Milan/Italy (contributed from Hoechst to BDG effective January 1,
     1997)
    *Behring Diagnosticos Iberica S.A., Barcelona/Spain (contributed from Hoechst to BDG effective January 1, 1997)
    *Behring Diagnostica Austria, Ges.m.b.H., Vienna/Austria
     (contributed from Hoechst to BDG effective July 1, 1997)
    *Behring Diagnostics Benelux  S.A., Brussels/Belgium (contributed from Hoechst to BDG effective January 1, 1997)
    *Syva Diagnostica B.V., Netherlands including 100% of Syva European
     Distribution B.V., Rijkswijk/Netherlands (contributed from Behringwerke AG to BDG effective January 1, 1997)
    *Behring Diagnostika Sweden AB, Skarholmen/Sweden (contributed from
     Behringwerke AG to BDG effective January 1, 1997)
    *Behring Diagnostika Denmark ApS, Rodovre/Denmark (contributed from
     Behringwerke AG to BDG effective January 1, 1997)
    *Behring Diagnostika Norway  AS, Oslo/Norway (contributed from
     Behringwerke AG to BDG effective January 1, 1997)
    *Behring Diagnostica AG, Zurich/Switzerland
    *Behring Diagnostics UK Ltd, Hounslow/UK
    *Behring Diagnostica Ltda.  Brazil, Sao Paulo/Brazil (formerly
     Hoechst do Brazil - Diagnostics Division, Brazil)
    *Hoechst Behring Diagnostics Japan Ltd., Tokyo/Japan (formerly
     Hoechst Japan Ltd. Diagnostics Division, Japan )
    *Behring Diagnostics Finland Oy/Ab, Helsinki/Finland (formerly
     Hoechst Fennica - Diagnostics Division, Finland)
    *Behring Diagnostics Portuguesa Ltda., Mem Martins/Portugal
     (formerly Hoechst Portuguesa Ltda - Diagnostics Division, Portugal)

(2) Foreign Currency Translation

Starting from January 1, 1997 Mexico is considered a highly inflationary economy. Therefore the financial statements of Behring Diagnostica de Mexico S.A. de C.V have been prepared with the US Dollar as the functional currency for the period from January 1 to September 30, 1997 in accordance with SFAS 52.

(3) Investments

As of January 1, 1997 Hoechst AG and Behringwerke AG transferred a 14% partnership interest in InfraServ GmbH & Co. Marburg KG ("InfraServ") with a book-value of $11.8 million to BDG. InfraServ is the owner of real estate and buildings in Marburg, Germany, which are used by BDG as well as by subsidiaries of Hoechst. InfraServ and BDG entered into an agreement whereby InfraServ provides site management, environmental management and infrastructure services to the Marburg site.

(4) Change in Classification of Costs

In 1997 BDG changed certain cost classifications in the income statement. Application of the previous classification method would have had the following impact on the income statement for the period from January 1 to September 30, 1997:

     Increase in cost of sales : $6.2 million
     Increase in marketing and selling expenses : $15.9 million
     Increase in R&D expenses :  $2.4 million
     Decrease in other G&A expenses : $24.5 million

(5) Capital contributions from Hoechst

In connection with the combination agreement under an agreement on contributions to capital certain balances due to and due from related parties as of September 30, 1997 were capitalized by Hoechst. These amounts resulted in a decrease of liabilities to related parties in an amount of $222.3 million and in an increase of receivables from related parties in an amount of $75.3 million. Accordingly capital increased by $297.6 million.

(6) Change in accounting principle

Effective January 1, 1997 Behring Diagnostics Inc. changed its accounting policy for instrument refurbishment costs. Previously, all refurbishment costs were expensed as incurred. However, beginning in 1997, costs associated with instrument refurbishment costs are capitalized and amortized over thirty-six months. This change in accounting principle resulted in a prior years' cumulative effect of a $3.9 million net of tax benefit recorded as of January 1, 1997.

(7) Inventories

Inventories were comprised of the following (in millions):

                                       September 30,     September 30,
                                           1997              1996
                                        (Unaudited)       (Unaudited)

            Raw materials                  $27.3             $28.7
            Work in process                 32.5              44.5
            Finished products               78.4              77.9
            Supplies                         5.8               7.9

                                           144.0             159.0
            Reserves                        11.2              11.2

            Total                         $132.8            $147.8


(8) Cash Flow Statement

As stated in note 5 the receivables from related parties increased by $75.3 million as a result of the capital contribution from Hoechst. In connection with the transfer of assets and liabilities from Behringwerke AG to BDG the net value of net receivables of $36.4 million which were already included in the financial statements as of December 31, 1996 were contributed to capital at the end of September 1997.

                        Behring Diagnostics GmbH
                            and Subsidiaries

                     Combined Financial Statements
                    as of and for the periods ended
                       December 31, 1996 and 1995

               Behring Diagnostics GmbH and Subsidiaries
                     Combined Financial Statements

                                                                 Page

Report of Independent Auditors                                     1

Combined Balance Sheets as of December 31, 1996 and 1995           2

Combined Statements of Operations for the years ended
   December 31, 1996 and 1995                                      3

Combined Statements of Cash Flows for the years ended
   December 31, 1996 and 1995                                      4

Combined Statements of Changes in Owners Equity
   for the years ended December 31, 1996 and 1995                  5

Notes to the Combined Financial Statements                      6 to 22

                      Independent Auditor's Report


To the Board of Directors
Behring Diagnostics GmbH and Subsidiaries
Frankfort arn Main, Germany:

We have audited the accompanying combined balance sheets of Behring Diagnostics GmbH and Subsidiaries as of December 31, 1996 and 1995 and the related combined statements of operations, owner's equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Behring Diagnostics GmbH and Subsidiaries as of December 31, 1996 and 1995 and the results of operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 1 Behring Diagnostics GmbH was formed in 1996 for the purpose of combining the worldwide diagnostics businesses of Hoechst AG, the Company's parent. Hoechst AG intends to contribute its diagnostics business to the Company effective January 1, 1997. However, the combined financial statements have been prepared as if the diagnostics businesses had been owned by the Company for the periods presented.

June 20, 1997
Frankfurt arn Main, Germany

C&L Deutsche Revision

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
                        COMBINED BALANCE SHEETS
                         (dollars in millions)

ASSETS                                         December 31,    December 31,
                                                   1996            1995
Current Assets
Cash and cash equivalents                           $9.5           $18.3
Trade accounts receivable, net of allowance
  for doubtful accounts of $10.5 and $8.7          189.3           206.6
Accounts receivable from owner (Note 14)            34.5            42.9
Accounts receivable from related
  parties (Note 14)                                  6.3             4.2
Inventories, net (Note 4)                          146.8           150.1
Prepaid expenses and other assets                   16.9            24.5
Deferred tax asset (Note 12)                         6.3            11.2

Total current assets                               409.6           457.8

Property, plant and equipment, net (Note 5)        200.5           208.6
Goodwill, net of accumulated amortization of
  $16.3 and $55.9 (Note 3)                          87.0            97.4
Patents, licenses and know-how, net of
  accumulated amortization of $22.8 and $12.2       34.8            46.2
Total assets                                      $731.9          $810.0

LIABILITIES AND OWNER'S EQUITY
Current liabilities
Short term debt - related parties (Note 14)       $180.6          $161.8
Short term debt - third parties (Note 7)            32.7            26.0
Accounts payable trade                              23.2            42.7
Accounts payable to owner (Note 14)                  6.7             4.1
Accounts payable related parties (Note 14)          73.4            65.2
Accrued expenses (Note 9)                          120.4           164.0
Income taxes payable                                 1.3             5.5
Total current liabilities                          438.3           469.3
Accrued pension cost (Note 15)                      26.9            25.8
Deferred tax liability (Note 12)                     0.8             6.3
Commitments and contingencies (Note 8)
Minority interest                                    5.3             4.7
Owner's Equity (Note 13)                           260.6           303.9

Total Liabilities and Owner's Equity              $731.9          $810.0

 The accompanying notes are an integral part of the combined financial statements.

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
                   COMBINED STATEMENTS OF OPERATIONS
                         (dollars in millions)

                                               1996         1995
Net Sales                                     $653.6       $596.6
Cost of Sales                                 (192.9)      (212.1)

Gross Profit                                   460.7        384.5

Operating income and expenses
Marketing and selling expenses                (287.0)      (255.6)
Research and development expenses              (81.4)       (83.1)
Other general and administrative               (30.9)       (34.8)
expenses
Amortization:
   Goodwill                                    (10.4)        (5.4)
   Patents, licenses and know-how              (10.6)        (5.2)
Restructuring costs (Note 6)                    (0.4)       (27.6)
Other operating income (Note 10)                 4.4          2.6
Other operating expenses (Note 11)              (6.3)       (19.8)
Income (loss) from operations                   38.1        (44.4)
Other Income (expense)
Interest income                                  2.9          1.2
Interest expense                               (21.6)       (14.8)
Other Income (expense)                          (2.4)         0.1
                                               (21.1)       (13.5)
Income (loss) from operations before            17.0        (57.9)
income taxes
Income tax (expense) benefit (Note 12)         (14.5)         3.4
Income (loss) before minority interest           2.5        (54.5)
Minority Interest                               (0.3)        (0.0)
Net income (loss)                               $2.2       $(54.5)

The accompanying notes are an integral part of the combined interim financial statements.

               BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
                   COMBINED STATEMENTS OF CASH FLOWS
                          (dollars in millions)

                                                   1996         1995
Cash flows from operating activities:
Net income (loss)                                  $2.2        $(54.5)
Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
Depreciation                                       61.2           46.5
Amortization                                       21.0           10.6
Write-off of research and development                 -           10.3
  in process
Provision for losses on accounts receivable         1.9            1.3
Write-down of inventories                        (12.5)           16.0
Minority interest                                   0.3              -
Loss on disposal of fixed assets                    0.5            0.4
Deferred income taxes                               0.1          (7.5)
Changes in balance sheet items:
  Accounts receivable                              15.6          (8.8)
  Inventories                                       9.1          (6.3)
  Prepaid expenses and other assets                11.8         (13.2)
  Accounts payable                                (8.9)           59.7
  Accrued expenses and other liabilities         (45.1)            2.3
Net cash provided by operating activities          57.2           56.8
Cash flows from investing activities:
Business acqusisition, net of cash acquired           -        (223.8)
Capital expenditures                             (73.8)         (59.2)
Proceeds from sale of fixed assets                  8.2           16.6
Net cash used in investing activities            (65.6)        (266.4)
Cash flows from financing activities:
Net contribution from owner (repayment
  to owner)                                      (14.3)          133.5
  Capital contribution (Note 8)                  (11.9)         (11.9)
Change in short term debt                          26.6          101.6
Net cash provided by financing activities           0.4          223.2
Effect of foreign exchange rate changes
  on cash                                         (0.8)            0.6
Net increase (decrease) in cash and cash
  cash equivalents                                (8.8)           14.2
Cash and cash equivalents beginning of period      18.3            4.1
Cash and cash equivalents end of period            $9.5          $18.3
Supplemental Cash Flow Information:
Interst paid                                      $12.7           $9.5
Income taxes paid                                  13.1           30.2

  The accompanying notes are an integral part of the combined interim financial statements

                BEHRING DIAGNOSTICS GmbH AND SUBSIDIARIES
            COMBINED STATEMENTS OF CHANGES IN OWNER'S EQUITY
                         (dollars in millions)

                                                        Owner's
                                                        Equity
Balance at December 31, 1994                             $226.6
Net Loss                                                 (54.5)
Contributions from owner (Note 13)                        118.5
Foreign currency translation                               13.3
Balance at December 31, 1995                              303.9
Net Income                                                  2.2
Distributions to owner (Note 13):                        (26.5)
Foreign currency translation                             (19.0)
Balance at December 31, 1996                             $260.6

The accompanying notes are an integral part of the combined interim financial statements.

               BEHRING DIAGNOSTICS GMBH AND SUBSIDIARIES
                 NOTES TO COMBINED FINANCIAL STATEMENTS

1.  Organization and Basis of Presentation

Behring Diagnostics GmbH ("BDG"), a wholly owned subsidiary of Hoechst AG ("Hoechst"), was formed in 1996 for the purpose of combining the diagnostics businesses and operations of Hoechst under one entity. Certain of the diagnostic businesses were previously owned by Behringwerke AG, which entered into a merger agreement with Hoechst in 1996. Upon registration with the German commercial register the merger will become legally effective. Hoechst intends to contribute its diagnostics businesses, including fixed assets which it owned and were used solely by its diagnostic businesses to BDG effective January 1, 1997. BDG and the former Hoechst diagnostic businesses are hereinafter collectively referred to as "the Company".

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the "carved-out" financial position, results of operations, changes in owner's equity and cash flows of the Company as if it had existed in its current form for all periods presented. The Company's financial statements include certain expenses which have been invoiced by Hoechst to the Company (Note 14), and certain expenses which have been allocated to the Company by the management of those Hoechst entities which have conducted a combination of other businesses and the diagnostics business. Such expenses are not necessarily indicative of the nature and level of expenses which might have been incurred had the Company been operating as a separate entity. Further, the financial information included herein may not reflect the consolidated financial position, results of operations, changes in owner's equity and cash flows of the Company had it been a separate, stand-alone entity during the periods presented, and may not be indicative of future operations or financial position.

The entities included in the combined financial statements of the Company as well as the percentage owned either directly or indirectly by BDG, are:

                                                     Percent Deemed
                                                          Owned
                                                     at December 31,
                                                     1996 and 1995
Behring Diagnostics, Inc., U.S.A.                         100%
Behring Diagnostic S.A., France (formerly:
   Hoechst Behring, France; merger with Syva
   France S.A., France on January 1, 1996)                100%
Istituto Behring S.p.A., Italy                             70%
Behring Diagnosticos Iberica S.A., Spain
   (merger with Syva Diagnosticos S.A., Spain
   on January 1, 1996)                                    100%
Behring Diagnostica Austria Ges.m.b.H.,
   Austria (formerly: Behring Institut GmbH,
   Austria; merger with Syva Diagnostica
   Ges.m.b.H, Austria on January 1, 1996)                 100%
Behring Diagnostics Benelux SA, Belgium                   100%
Syva Diagnostica BV, Netherlands                          100%
Syva European Distribution BV, Netherlands                100%
Behring Diagnostica AG, Switzerland                       100%

Behring Diagnostics UK Ltd, United Kingdom                100%
Behring Diagnostica Sweden AB, Sweden,
   (formerly: Hoechst Diagnostics, Sweden)                100%
Behring Diagnostica Denmark ApS, Denmark
   (formerly part of:  Hoechst Norden Danmark
   A/S, Denmark)                                          100%
Behring Diagnostica Norway A/S, Norway
   (formerly part of:  Norske Hoechst A/S, Norway)        100%
Behring Diagnostics Canada Inc., Canada                   100%
Behring Diagnostica de Mexico S.A. de C.V., Mexico        100%

Businesses contributed to the Company by Hoechst are:

  Behringwerke AG - Diagnostics Division, Germany
  Hoechst Japan Ltd. - Diagnostics Division, Japan (Hoechst Behring
    Diagnostics Japan Ltd., Japan established in January 1997)
  Hoechst Portuguesa Ltda. - Diagnostics Division, Portugal
  Hoechst Fennica - Diagnostics Division, Finland (Behring Diagnostics
    Finland Oy/Ab, Finland established in December 1996)
  Hoechst do Brazil - Diagnostics Division, Brazil (Behring  Diagnostica
    Ltda. Brazil, Brazil established in September 1996)

The Company's management intends to incorporate these entities as separate wholly-owned subsidiaries.

Prior to the contribution of businesses to the Company by Hoechst, the Company leased certain of its buildings, plants and equipment from Hoechst. In connection with the carve-out of the Company, these assets will be transferred from Hoechst to the Company. For purposes of these combined financial statements, such property, plant and equipment has been treated as if it had been owned by the Company for all periods presented.

2.  Summary of Significant Accounting Policies

(a) Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Principles of Combination

The combined financial statements include the results of majority-owned subsidiaries and businesses as described in Note 1. All material intercompany balances and transactions have been eliminated in the combination.

(c) Revenue Recognition

Revenues are recognized upon shipment to the customer. Such revenues are recorded on the basis of sales prices net of applicable discounts and customer bonuses. The Company does not have specific warranty terms but provides certain customer services if necessary. These costs are charged to expense as incurred. Generally, diagnostic equipment is placed with the customer free of charge in exchange for ongoing revenues from the sale of reagents.

(d) Cash and Cash Equivalents

Cash and cash equivalents include highly liquid instruments with maturities of three months or less.

(e) Advertising Expense

Costs for advertising and promotions are expensed as incurred.

(f) Research and Development Expenses

Research and development costs are charged to expense as incurred. In connection with the Syva Acquisition (Note 3), which was recorded under the purchase method of accounting, $10.3 million of fair value was first allocated to currently in-process research and development projects which were deemed to be of value to the Company's continuing research efforts and then written down to zero at the date of acquisition.

(g) Inventories

Inventories are stated at the lower of average cost or market value.
Cost includes materials, labor and applicable manufacturing overhead costs. Market value for raw materials and for other inventories is replacement cost and net realizable value, respectively. In determining net realizable value deterioration and obsolescence have been considered.

(h) Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, the ranges of which are as follows:

                                                 Range of Years
       Manufacturing plants                         20 to 50
       Office buildings                             10 to 50
       Machinery and equipment                       6 to 12
       Office equipment                              5 to 10
       Automobiles                                   4 to 6
       Instruments in use by customers               4 to 5

Upon the sale or disposal of fixed assets, the related cost and accumulated depreciation are removed from the balance sheet and gains or losses are recognized for the difference between the proceeds from sale and the net carrying amount of the asset.

(i) Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets of businesses acquired and is amortized on a straight-line basis over a period of 10 years. On a periodic basis, the Company estimates the future undiscounted cash flows of the businesses to which goodwill relates in order to ensure that the carrying value of goodwill has not been impaired.

Patents, licenses and know-how are amortized using the straight-line method over 3 to 5 years.

(j) Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for
Income Taxes", which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing current tax rates, of temporary differences between the financial reporting amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss carryforwards. A valuation allowance is established to the extent it is more likely than not that the related tax benefit will not be realized.

As described above, certain of the Company's operations have been divisions of other entities, and, as such, have not filed separate tax returns in their jurisdictions. In such cases, the Company's income tax provision has been computed as if such operations were separate entities and filed stand alone tax returns. The remainder of the Company's operations have been operating as separate legal entities, and have therefore been treated as if they had filed separate income tax returns.

(k) Foreign Currency Translation

For purposes of these combined financial statements the US dollar has been used as the reporting currency. The functional currencies of the Company's foreign subsidiaries are their respective local currencies, with the exception of the Company's Brazilian operation, which, because it operates in a highly inflationary economy, is assumed to have the US dollar as its functional currency. Gains and losses from the translation of the financial statements of subsidiaries with functional currencies other than the US dollar are reported as a separate component of owner's equity. Such translation is performed using the exchange rate at the balance sheet date for assets and liabilities and an average annual exchange rate for revenues and expenses. The exchange rate used for translating the balance sheets at December 31, 1996 and 1995 was DM1.55 and DM1.43 to $1.00, respectively. The average annual exchange rate used for translating revenues and expenses for the years 1996 and 1995 was DM1.50 and DM1.43, respectively.

Foreign currency transaction gains and losses are recorded in net earnings. The Company recorded $1.3 million of net transaction gains in operating income for the year ended December 31, 1996 and $1.4 million of net transaction losses for the year ended December 31, 1995.

(l) Concentration of Credit Risk

Financial instruments which potentially subject Behring Diagnostics to concentrations of credit risk are primarily accounts receivable and cash equivalents. The combined group performs ongoing credit evaluations of its customers' financial condition. Generally, collateral is not required from customers. Allowances are provided for both specific and general risks inherent in receivables.

A number of the Company's customers operate in the hospital and laboratory market, which may be impacted by any legislated healthcare reforms. Approximately $61.8 million or 32% and $71.6 or 34% of the Company's trade accounts receivable were geographically concentrated in Italy at December 31, 1996 and 1995, respectively. The Company's management does not expect these potential risk factors to have a material adverse impact on its results of operations or financial position.

(m) Fair Value of Financial Instruments

The carrying values of cash equivalents and other current assets and liabilities approximate fair values due to the short-term maturities of these instruments.

(n) Adoption of SFAS No. 121

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard requires that assets to be disposed of be valued at the lower of carrying amount or fair value, less costs to sell. Furthermore, companies are required to review long-lived assets, and certain identifiable intangibles to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this standard from January 1, 1996. The effect of the adoption of the new standard on the financial statements was not significant.

3.  Acquisition of Syva Company

In 1995, the Company acquired all of the outstanding stock of Syva Company ("Syva"). The acquisition was accounted for under the purchase method of accounting, and accordingly is included in the results of operations from the date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, and the excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. Of the total purchase price, approximately $10.3 million was allocated to currently in-process research and development projects and written down to zero on the acquisition date, with a corresponding charge to income. The technological feasibility of the in-process research and development had not yet been established and no alternative future use was expected.

The total purchase consideration was as follows (in millions):

        Cash paid                                $ 277.0
        Liabilities assumed                        104.2
                                                 $ 381.2

Following is a summary of assets acquired (including in-process research and development which was written-off immediately after acquisition), and liabilities assumed (in millions):

       Cash                                           $53.2
       Accounts receivable                             46.5
       Inventory                                       49.9
       Other current assets                             6.2
       In-process research and development             10.3
       Property, plant and equipment                   69.8
       Patents, licenses and know-how                  43.0
       Goodwill                                       102.3
       Accounts payable and accrued liabilities       (18.5)
       Preacquisition contingencies                   (39.7)
       Other current payables                         (37.7)
       Long-term liabilities                           (8.3)
       Net assets acquired                          $ 277.0

Had the acquisition that occurred during the year ended December 31, 1995 been consummated on January 1, 1995, unaudited pro forma net sales for 1995 would have been $708.2 million and unaudited pro forma net loss would have been $53.9 million. The unaudited pro forma results of operations are not necessarily indicative of the results that actually would have been obtained had the acquisition occurred on January 1, 1995 and are not intended to be a projection of future results or trends.

4.  Inventories

Inventories were comprised of the following (in millions):

                                            December 31,   December 31,
                                               1996            1995
     Raw materials                             $27.5           $19.3
     Work in process                            43.9            58.2
     Finished products                          82.4            96.7
     Supplies                                    7.2             2.6
                                               161.0           176.8
     Reserves                                  (14.2)          (26.7)
     Total                                    $146.8           150.1

5.  Property, Plant and Equipment

Property, Plant and Equipment consisted of the following (in millions):

                                                 December 31,  December 31,
                                                     1996          1995
   Land                                              $1.9          $2.0
   Buildings and leasehold improvements              85.1          90.8
   Machinery and Equipment                          191.3         170.0
   Instruments placed with customers                273.3         286.7
   Total property, plant and equipment, at cost     551.6         549.5
   Accumulated depreciation                        (351.1)       (340.9)
   Property, plant and equipment, net              $200.5        $208.6

Depreciation for the years ended December 31, 1996 and 1995 was $61.2 million and $46.5 million, respectively.

Prior to January 1, 1997, the Company leased certain buildings, plant and machinery located in Germany from Hoechst under an operating lease agreement. Hoechst has the legal ability and intent to contribute all property, plant and equipment that is used by the diagnostics business to the Company. For purposes of these combined financial statements, property, plant and equipment has been treated as if it were owned by the Company for all periods presented. Lease expenses were excluded from the statements of operations and depreciation expense that was calculated based on the straight line method of depreciation and the estimated useful lives of the assets was charged to expense.

Instruments placed with customers consists of equipment placed in customer locations free of charge to such customers in exchange for ongoing reagent revenues. This equipment is depreciated on a straight-line basis over estimated useful lives of four to five years. Management believes the carrying value of this equipment is recoverable from the revenues anticipated from future reagent sales.

6.  Restructuring

The Company has identified several restructuring plans for which it accrued reserves of $35.7 million and $57.7 million at December 31, 1996 and 1995, respectively. The accrual has been mainly set up for severance payments to achieve a headcount reduction in administrative and marketing personnel. The plans are designed to improve the Company's future profitability. Restructuring charges of $0.4 million related to the Italian operations were expensed in 1996. In 1995 restructuring charges of $27.6 million primarily related to the operations in the United States, Germany and Spain were expensed. While the accrued amounts are shown as a current liability, a portion may be paid out in years subsequent to 1997.

7.  Short-term Debt Third Parties

Short-term debt third parties consists of short term borrowings under revolving credit agreements and bear interest at floating rates. Average interest rates ranged between approximately 3% and 7% and approximately 3% and 11.75% for the years ended December 31, 1996 and 1995, respectively.

8.  Accrued Expenses

Accrued expenses of the Company consist of the following (in millions):

                                        December 31,      December 31,
                                            1996              1995
      Restructuring costs                  $35.7             $57.7
      Personnel related costs               38.7              58.7
      Goods and services received,
         not invoiced                        8.1              14.5
      Rebates                                5.7               2.7
      Other taxes payable                   14.6              17.7
      Accrued rent                           1.6               0.5
      Contingent losses                      0.5               0.9
      Warranty                               1.0               1.5
      Other                                 14.5               9.8
                                          $120.4            $164.0

9.  Other operating income

Other operating income consists of the following (in millions):

                                          1996           1995
      Reversal of accruals                $0.4           $1.0
      Foreign currency exchange gains      1.3              -
      Other                                2.7            1.6
                                          $4.4           $2.6

10.  Other operating expenses

Other operating expenses include the following items (in millions):

                                          1996           1995
      Other personnel cost                $1.9           $4.4
      Other unallocated cost               0.2              -
      Bad debt provision                   1.9            2.0
      Integration cost                       -            1.5
      Foreign currency exchange losses       -            1.4
      Cost reimbursements                    -            0.8
      Loss on disposal of fixed assets     0.5            0.4
      Claims                               0.2            1.8
      Bank charges                         0.1            0.1
      Other                                1.5            7.4
                                          $6.3          $19.8

11.  Income Taxes

Income before income taxes is attributable to the following geographic locations (in millions):

                                        1996           1995
      Germany                          $24.3          $12.2
      United States                     (2.5)         (51.6)
      Other                             (4.8)         (18.5)
                                        $17.0        $(57.9)

Income tax expense (benefit) for the years ended December 31, 1996 and 1995 is comprised of the following (in millions):

                                      1996              1995
      Current:
      German corporate and trade     $12.5              $7.5
      income tax
      Other Foreign income tax         1.9              (3.4)
                                      14.4               4.1
      Deferred:
      Germany                         (0.5)              3.1
      Other                            0.6             (10.6)
                                       0.1              (7.5)

      Total                          $14.5             $(3.4)

Income is initially taxed at 45% under the German corporate income tax system. Upon distribution of earnings the income tax is reduced to 30% through a credit. Since January 1, 1995 a surcharge of 7.5% on the corporate income tax has been effective. For purposes of computing income tax for the German diagnostics operations, full distribution of earnings was assumed. For financial reporting purposes income tax has been calculated using a rate of 45% for 1996 and 1995, comprised of the distributed earnings rate, trade income taxes and surcharge on income taxes. No taxes have been provided for dividends from foreign subsidiaries since such dividends are deemed to be permanently reinvested.

The actual income tax expense attributable to income before income taxes for the years ended December 31, 1996 and 1995 differed from the amount computed by applying a tax rate of 45 % to income before income taxes as a result of the following:

                                                     1996        1995
   Calculated expected tax expense (benefit)         $7.6      $(26.1)
   Items not deductible                               0.9         1.8
   Tax effects attributable to foreign operations     2.8        19.6
   Adjustment taxable accruals                        2.1            -
   Other                                              1.1         1.3
   Income tax expense (benefit)                     $14.5       $(3.4)

Significant components of Behring Diagnostic's deferred tax assets and liabilities are as follows (in millions):

      Deferred tax liabilities              December 31,    December 31,
                                                1996            1995
        Property, plant and equipment           $13.6           $15.0
        Inventory                                 3.9             4.3
        Accrued expenses                          3.0             5.6
          Other                                   4.0             2.0
      Gross deferred tax liabilities             24.5            26.9
      Deferred tax assets
        Operating loss carryforwards             24.9            16.8
        Property, plant and equipment            15.9            13.3
        Goodwill                                  5.1             5.3
        Inventory                                11.6            19.1
        Employee pensions and other benefits      2.2             3.3
        Accrued expenses                         12.3            24.8
         Other                                    3.2             3.9
      Total deferred tax assets                  75.2            86.5
      Valuation allowance                        45.2            54.7
      Gross deferred tax assets                  30.0            31.8
      Net deferred tax asset                     $5.5            $4.9

The valuation allowance has been established to fully offset the deferred tax asset in the United States, as management believes that sufficient uncertainty exists regarding the ability to realize those deferred tax assets. As of December 31, 1996 and 1995, the Company had net operating loss carryforwards available in the United States for federal income tax return purposes of approximately $64.0 million and $43.0 million, respectively, which expire from 2000 to 2011. Additionally, as of December 31, 1996 and 1995, the Company had net operating loss carryforwards available in countries outside of the United States of approximately $2.1 million and $3.2 million, respectively, with various dates of expiration.

12.  Owner's Equity

As the Company operates as separate subsidiaries and divisions of Hoechst, its equity accounts have been combined and presented as owner's equity. The Company's operations are mainly funded by means of intercompany accounts with Hoechst. Therefore, owner's equity also includes intercompany balances due to Hoechst arising from the funding of the Company as well as balances related to certain transactions and other charges and credits between the Company and Hoechst. Dividends were charged to owner's equity for the German diagnostics operations based on an agreement between Hoechst and Behringwerke AG to transfer net income to Hoechst or to receive funding for net losses by Hoechst.

13.  Related Party Transactions

Loan Agreements
Included in short-term debt related parties at December 31, 1996 and 1995 are $102.1 million and $19.6 million payables to Hoechst Corporation ("HC"), a wholly owned subsidiary of Hoechst. Such payables bear interest at LIBOR plus 0.25% and interest expense of $3.9 million and $0.1 million was incurred for the years ended December 31, 1996 and 1995, respectively. The Company has a revolving credit line with HC. Interest at LIBOR which was 5.6% and 5.4% at December 31, 1996 and 1995, respectively, plus 0.25% is due on the last business day of each quarter, while the aggregate unpaid principal amount is due ten days after receipt of the lender's written notice of termination or by December 31, 1997. During 1996 and 1995 the Company incurred interest expense on this note of $0.4 million and $0.1 million, respectively.

In addition the Company and HC have a $54.2 million revolving loan agreement secured by a promissory note. There was no balance outstanding under this loan agreement at December 31, 1996. At December 31, 1995 $39.0 million were outstanding. Interest at LIBOR plus 0.25% is due on the last business day of each month, while the aggregate unpaid principal amount is due ten days after receipt of the lender's written notice of termination or by June 30, 1997. The Company incurred interest expense of $1.4 million and $1.2 million on this loan during 1996 and 1995, respectively. Principal payments of $39.0 million and $15.2 million were made in 1996 and 1995, respectively.

Included in accounts payable related parties at December 31, 1996 and 1995 are $33.2 million due to HC secured by a promissory note. The amount is payable ten days after the receipt of the lender's written notice or by June 30, 1997 and bears interest at LIBOR plus 0.25%. Interest is due on the last business day of each quarter. Interest expense of $2.4 million and $2.2 million was incurred during 1996 and 1995, respectively.

The Company entered into a loan agreement with Roussel Uclaf in April 1996. The loan acts as a revolving credit line and permits the Company to borrow up to FF200 million. The credit line is extended on a monthly basis and bears interest at PIBOR which was 3.4 % at December 31, 1996 plus 0.128%. Interest is due 30 days after the end of each quarter. The agreement can be terminated by both parties with a month notice. As of December 31, 1996, $21.2 million were outstanding under this credit line. As of December 31, 1995, $22.8 million were outstanding in connection with a cash management agreement between the Company and Roussel Uclaf. Interest under this agreement was incurred at PIBOR (4.9% at December 31, 1995) plus 1/8 %.

In addition, the Company uses financing sources from certain related parties, mainly comprised of revolving credit lines and cash management systems with Hoechst subsidiaries. At December 31, 1996, $11.4 million and $45.9 million were payable to Hoechst do Brazil and Hoechst Biochimica, Milan respectively. At December 31, 1995, $24.6 million were payable to Hoechst and $55.8 million to other Hoechst subsidiaries.

Service Agreements
The Company has an agreement with Hoechst under which Hoechst has taken responsibility for the collection of accounts receivable from sales by BDG to its non-German customers. Under this agreement, BDG invoices Hoechst on 105-day terms, and Hoechst bears the risks and rewards of collection from BDG's customers. Sales through Hoechst under this agreement amounted to approximately $159.4 million of which $146.3 million were sales to Hoechst group entities for the year ended December 31, 1996. For the year ended December 31, 1995, such sales were approximately $173.0 million of which $139.9 million were sales to Hoechst group entities.

In several locations the Company is operating offices, warehouses and other facilities in close cooperation with Hoechst or Companies within the Hoechst organization in return for fees. Services provided by Hoechst have included but were not limited to distribution and logistics, accounting and finance, engineering, data processing, administration, legal and environmental services. Fees are based on either a direct cost pass through or a percentage allocation for such services provided on factors such as headcount or usage of floorspace. Such allocations and charges totaled $56.9 million and $49.9 million from Hoechst for the years ended December 31, 1996 and 1995, respectively.

Subsequent to December 31, 1996 the Company plans to enter into a service agreement with InfraServ GmbH & Co. Marburg KG, which is currently owned by Hoechst and Behringwerke AG. InfraServ GmbH & Co. Marburg KG will provide the German location with services that include but are not limited to distribution and logistics, engineering, leasing and security.

Trade accounts receivable and payable with Hoechst

Accounts payable contain $6.7 million and $4.1 million payables to Hoechst at December 31, 1996 and 1995, respectively, which arose from deliveries, through Hoechst, from certain of the Company's operations to certain other operations in different countries. In conjunction with this agreement the Company also has receivables from Hoechst in the amount of $34.5 million and $42.9 million at December 31, 1996 and 1995, respectively.

Sales to related parties

Sales to other Hoechst companies approximated $10.6 million and $9.0 million for the years ended December 31, 1996 and 1995, respectively.

Accounts receivable and accounts payable related parties

Accounts receivable and accounts payable to related parties recorded in the balance sheet arose from delivery and service transactions in the ordinary course of business between the Company and primarily other Hoechst subsidiaries.

14.  Pension Arrangements

The Company has a defined benefit pension plan which covers substantially all of its employees in Germany.

Plan benefits are generally based on employees' years of service and compensation. Consistent with normal business custom in the Federal Republic of Germany, the German pension obligation is unfunded.

The components of net pension expense for the German pension plan for the years ended December 31, 1996 and 1995, are as follows:

                                                     1996         1995
   Service costs                                     $0.8         $0.5
   Interest cost on projected benefit obligation      1.1          0.9
   Net amortization and deferral                      0.0          0.0
   Net periodic pension cost                         $1.9         $1.4

The reconciliation of the funded status for the German pension plan as of December 31, 1996 is as follows:

  Actuarial present value of             December 31,     December 31,
                                             1996             1995
    benefit obligation:
      Vested benefits                        $15.3            $15.5
      Nonvested benefits                       0.9              0.9
   Accumulated benefit obligation            $16.2            $16.4

   Projected benefit obligation              $17.3            $17.8
   Plan assets at fair value                   0.0              0.0
   Projected benefit obligation in            17.3             17.8
     excess of plan assets

   Unrecognized prior service cost            0.0               0.0
   Unrecognized loss                          1.4               2.3
   Accrued pension expense                  $15.9             $15.5

The projected benefit obligation was determined using an assumed discount rate of 6.5%, an assumed long-term rate of compensation increase of 3.25% and a projected pension increase of 2.25% for 1996 and 1995.

The Company also provides for pension benefits for employees of its operation in Japan. Net periodic pension cost for this plan, which is a defined benefit plan, for the year ended December 31, 1996 was $1.3 million of which $0.5 million and $0.8 million were related to service cost and interest cost, respectively. Net periodic pension cost for the year ended December 31, 1995 was $1.4 million of which $0.5 million and $0.9 million were related to service cost and interest cost, respectively. The reconciliation of the funded status for the Japanese pension plan as of December 31, 1996 and 1995 is as follows:

    Actuarial present value of              December 31,   December 31,
                                                1996           1995
      benefit obligation:
        Vested benefits                        $10.1           $7.9
        Nonvested benefits                       1.6            1.5
    Accumulated benefit obligation             $11.7           $9.4

    Projected benefit obligation               $14.9          $12.3
    Plan assets at fair value                    9.6            7.4
    Projected benefit obligation                 5.3            4.9
       in excess of plan assets
    Unrecognized net obligation                  4.3            4.4
    Unrecognized (gain)/loss                    (3.9)          (3.5)
    Accrued pension expense                     $4.9           $4.0

The projected benefit obligation was determined using the following rates:

                                                 1996          1995
   Assumed discount rate                         4.0%          4.0%
   Assumed long-term rate of compensation        4.0%          4.0%
      increase
   Projected pension increase                    2.8%          1.2%

The Company has a pension and post-employment arrangement under which its United States employees are covered since 1996 under a multiemployer defined benefit plan administered by the Hoechst Celanese Corporation, a subsidiary of Hoechst. Contributions and pension expense under this arrangement amounted to $10.5 million for the year ended December 31, 1996. $1.0 million and $0.9 million were accrued for pension expense at December 31, 1996 and 1995, respectively.

The Company provides benefits to its employees in Italy under the requirements of the law. The benefit is based on a percentage of salary, plus an adjustment for inflation, and provides for immediate vesting. Pension expense for the years ended December 31, 1996 and 1995 under this program was $0.7 million and $0.4 million, respectively. At December 31, 1996 and 1995 $4.2 million and $3.6 million were accrued for, respectively.

For its employees in Spain the Company sponsors a defined benefit plan and a defined contribution plan which are fully funded. Expenses related to these plans were $0.4 million and $0.3 million for the years ended December 31, 1996 and 1995, respectively.

Additionally, the Company has accrued $0.9 million and $1.8 million pension expense for employees covered in certain other foreign diagnostics operations at December 31, 1996 and 1995, respectively.

15.  Commitments and Contingencies

The Company leases certain facilities and equipment under operating leases expiring at various dates through 2016. Significant future minimum lease payments under noncancelable operating leases are as follows (in millions):

      Year ending December 31,
                 1996                $6.2
                 1997                 6.6
                 1998                 6.5
                 1999                 6.5
                 2000                 6.4
                 2001                 6.4
              Thereafter             55.3

Total rent expense under operating leases was $5.0 million and $4.9 million for the years ended December 31, 1996 and 1995, respectively.

The Company is a party in various legal proceedings. Management believes, based on advice from legal counsel, that any potential liability resulting from pending legal proceedings against the Company will not have a material adverse effect on its business, results of operations or financial position.

16.  Business Segment and Geographic Information

The Company manufactures, and supplies hospitals and laboratories with, in vitro diagnostic reagents and related instruments. This is considered to be a single business segment.

Information as of and for the years ended December 31, 1996 and 1995 by geographic area is as follows (in millions):

                                      United States     Other
            1996           Europe       and Canada     Foreign    Total
   Net sales              $ 357.9        $ 216.0       $ 79.7    $ 653.6
   Pretax income (loss)      22.2           (2.5)        (2.7)      17.0
   Identifiable assets      458.9          209.6         63.4      731.9
            1995
   Net sales               $363.4          145.5         87.7     $596.6
   Pretax income (loss)      (1.1)         (52.7)        (4.1)     (57.9)
   Identifiable assets      540.5          202.7         66.8      810.0

Identifiable assets are those assets associated with a specific geographic area. Net sales to foreign destinations were $159.4 million and $172.7 million for the years ended December 31, 1996 and 1995, respectively. Sales to foreign destinations are defined as direct sales from the German diagnostics operations to foreign destinations.

17.  Subsequent events

Hoechst and Behringwerke AG intend to transfer a 14% limited partnership interest in InfraServ GmbH & Co. Marburg KG to the Company in the course of the year 1997. InfraServ GmbH & Co. Marburg KG was founded in December 1996 and did not have any operating activities during the year ended December 31, 1996. It is currently owned by Hoechst and Behringwerke AG and will provide the German location with site management and infrastructural services.

Employees covered by the German pension plan at December 31, 1996 might differ from employees covered by the Company's plan at January 1, 1997. Fluctuations can result from employees being transferred to or from the diagnostics business subsequent to December 31, 1996. Retirees will be transferred to a pension plan funded by Hoechst AG. Management does not expect such fluctuations to have a material adverse impact on its results of operations or financial position.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             Dade International Inc.


                             By: /s/James W.P. Reid-Anderson

                             Name:   James W.P. Reid-Anderson
                             Title:  Executive Vice President, Chief
                                     Administrative Officer and Chief
                                     Financial Officer (Duly Authorized
                                     Officer of Registrant)

Dated:  December 17, 1997

                                EXHIBIT INDEX

Exhibit No.                        Document

  2.1 Agreement and Plan of Combination by and between Diagnostics Holdings, Inc. And Hoechst AG dated as of June 24, 1997 and supplemented on July 2, 1997 and as further supplemented on September 29, 1997 and September 30, 1997 (incorporated by reference to the Company's Current Report on Form 8-K filed October 20, 1997.